CHANGE IN CONTROL AGREEMENT FOR
[●]
THIS CHANGE IN CONTROL AGREEMENT (“Agreement”), with an effective date of [●], 20[●], is made and entered into by and between Elme Communities, a real estate investment trust organized under the laws of the State of Maryland (the “Trust”), and [●] (“Employee”).
WHEREAS, Employee is employed in a key position with the Trust as [●]; and
WHEREAS, subject to the terms and conditions of this Agreement, the Trust has agreed to continue Employee’s compensation and certain health benefits for a period of time should Employee’s employment be terminated under certain conditions described herein;
NOW, THEREFORE, in consideration of the promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree to the following terms:
1.Definitions. For purposes of this Agreement, the following words and phrases shall have the meanings set forth below:
A.Change in Control. “Change in Control” means an event or occurrence set forth in any one or more of subsections (i) through (iv) below (including any event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):
(i)the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any shares of beneficial interest in the Trust if, after such acquisition, such Person beneficially owns (within the meaning of rule 13d-3 promulgated under the Exchange Act) 40% or more of either (A) the then-outstanding shares of beneficial interest in the Trust (the “Outstanding Trust Shares”) or (B) the combined voting power of the then-outstanding shares of beneficial interest the Trust entitled to vote generally in the election of trustees (the “Outstanding Trust Voting Shares”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Trust or any corporation controlled by the Trust, or (B) any acquisition by any corporation pursuant to a transaction which complies with clauses (A) and (B) of subsection (iii) of this Section 1(A); or
(ii)such time as the Continuing Trustees (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors or Trustees of a successor corporation or other entity to the Trust), where the term “Continuing Trustee” means at any date a member of the Board (A) who was a member of the Board on the date hereof or (B) who was nominated or elected subsequent to the date hereof with the approval of other Board members who themselves constitute Continuing Trustees at the time of such nomination or election; provided, however, that there shall be excluded from this clause (B) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of trustees or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(iii)the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Trust or a sale or other disposition of all or substantially all of the assets of the Trust in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Trust Shares and Outstanding Trust Voting Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of beneficial interest or stock, as the case may be, and the combined voting power of the then-outstanding shares or stock, as the case may be, entitled to vote generally in the election of trustees, or directors, as the case may be, respectively, of the resulting or acquiring corporation or other entity in such Business Combination (which shall include, without limitation, a corporation or other entity which as a result of such transaction owns the Trust or substantially all of the Trust’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation or other entity referred to herein as the “Acquiring Entity”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Trust Shares and Outstanding Trust Voting Shares, respectively; and (B) no Person (excluding the Acquiring Entity or any employee benefit plan (or related trust) maintained or sponsored by the Trust or by the Acquiring Entity) beneficially owns, directly or indirectly, 40% or more of the then outstanding shares of beneficial interest or stock, as the case may be, of the Acquiring Entity, or of the combined voting power of the then-outstanding shares of such corporation or other entity entitled to vote generally in the election of trustees or directors, as the case may be; or
(iv)approval by the shareholders of the Trust of a complete liquidation or dissolution of the Trust.
B.Involuntarily Terminated. Employee’s employment will be deemed to have been involuntarily terminated due to a Change in Control only if, on or after the date on which a Change in Control occurs, (i) Employee’s employment is terminated by the Trust or the successor owner of the Trust without cause or (ii) Employee resigns because Employee’s duties, responsibilities or compensation are materially diminished, provided (A) Employee gives written notice to the Trust within thirty (30) days following the diminution or receipt of notice of the diminution of his objection to the diminution, (B) the Trust fails to remedy the diminution within thirty (30) days following Employee’s written notice, and (C) Employee terminates his or her employment within thirty (30) days following the Trust’s failure to remedy the diminution; provided that if a termination otherwise covered by (i) or (ii) occurs during the ninety (90) day period before the date on which a Change in Control occurs, the termination will be presumed to be due to the Change in Control unless the Trust or the successor owner of the Trust can show, through a preponderance of the evidence, that the termination did not occur because of the impending Change in Control.
C.Termination For Cause. A termination for cause shall be deemed to occur only if the Trust or the successor owner of the Trust terminates Employee’s employment for any of the following reasons: (1) commission by Employee of a felony or crime of moral turpitude; (2) conduct by Employee in the performance of Employee’s duties which is illegal, dishonest, fraudulent or disloyal; (3) the breach by Employee of any fiduciary duty Employee owes to the Trust; or (4) gross neglect of duty or poor performance which is not cured by Employee to the reasonable satisfaction of the Trust within 30 days of Employee’s receipt of written notice from the Trust advising Employee of said gross neglect or poor performance.
2.Termination Benefits. In the event Employee’s employment with the Trust or the successor owner of the Trust is involuntarily terminated due to a Change in Control but not for cause, and such termination occurs within [●] months following the Change in Control or within ninety (90) days before the Change in Control as specified in Section 1(B), the Trust or the successor owner shall provide Employee with the following termination benefits:
A.A lump sum payment equal to [●] times Employee’s base salary at the rate in effect at the time of Employee’s termination, such lump sum being payable within sixty (60) days following Employee’s termination (or, in the case of a termination in the ninety (90) day period prior to a Change in Control, within sixty (60) days following the Change in Control);
B.A lump sum payment equal to [●] times the greater of (i) the average annual bonus received by Employee during the three years prior to the involuntary termination, provided that, if Employee was employed for fewer than three years prior to the termination, the bonus will be based on the average of the bonuses received by Employee in the year or years Employee received a bonus, and if Employee has not been eligible to receive an annual bonus prior to Employee’s termination, the bonus will be based on Employee’s target bonus amount for the Employee’s year of termination, and (ii) Employee’s target short-term incentive amount for the year of Employee’s termination, such lump payment being payable within sixty (60) days following Employee’s termination (or, in the case of a termination in the ninety (90) day period prior to a Change in Control, within sixty (60) days following the Change in Control)
C.the Trust will pay the full cost for Employee to continue coverage under the Trust’s group health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for a period of up to a maximum of [●] months or until Employee obtains other comparable coverage, whichever is sooner;
D.immediate vesting in all then unvested options granted to Employee under the Trust’s 2016 Omnibus Long-Term Incentive Plan or other plan under which such grants have been made by the Trust to Employee (the “Omnibus Plan”) and immediate vesting in all unvested accrued dividend equivalent units under the Omnibus Plan, and Employee shall have the right, in Employee’s sole discretion, to exercise all or any of such options and to sell the shares acquired pursuant thereto. In the event that Employee wishes to sell Employee’s shares within 60 days of the involuntary termination, the shares must first be offered to the Trust for purchase at the Trust’s option at the then current fair market value. The Trust shall respond within one business day to the offer or its rights to purchase the shares shall expire. Sales occurring more than 60 days after the involuntary termination shall not be subject to this option;
E.immediate vesting in all then unvested share grants granted to Employee under the Omnibus Plan and Employee shall have the right, in Employee’s sole discretion, to sell the shares acquired pursuant thereto. In the event that Employee wishes to sell Employee’s shares within 60 days of the involuntary termination, the shares must first be offered to the Trust for purchase at the Trust’s option at the then current fair market value. The Trust shall respond within one business day to the offer or its rights to purchase the shares shall expire. Sales occurring more than 60 days after the involuntary termination shall not be subject to this option; and

F.if, by virtue of receipt of the Termination Benefits described above and any other payments in the nature of compensation, Employee is subject to excise tax pursuant to Section 4999 of the Internal Revenue Code (the “Code”), the Termination Benefits shall be reduced to the minimum extent necessary to avoid imposition of the excise tax, but only if such reduction would result in Employee retaining a greater amount after taking into account the excise tax that would be owed if no such reduction were made. If such reduction is required to be made, the Termination Benefits shall be reduced in such manner as required so as not to give rise to there being deemed to be more than one time or form of payment of any amount that constitutes nonqualified deferred compensation under Code Section 409A. To that end (i) to the extent permissible under Code Section 409A, such reductions shall be made so that the latest payments in time are reduced first, starting with payments under Section 2(B) until those payments have been eliminated if necessary, then payments under Section 2(A) until those payments have been eliminated if necessary, and ending with payments under Section 2(C) (if the payments under Section 2(C) are taxable payments) until those payments have been eliminated if necessary, or (ii) to the extent that is not permissible under Code Section 409A, the reductions shall be made ratably from each payment under Sections 2(B), 2(A), and 2(C) (if the payments under Section 2(C) are taxable payments). To the extent that the reduction of payments in Section 2(B), 2(A) and 2(C) is not sufficient to avoid imposition of the excise tax, then after making such reductions, accelerated vesting shall be reduced, starting with the vesting that otherwise would occur latest in time, first under Section 2(E) until accelerated vesting has been eliminated under that Section if necessary and last, accelerated vesting under Section 2(D) until accelerated vesting has been eliminated under that Section if necessary. Any reduction of payments or accelerated vesting required under Section 2(F) shall occur only to the minimum extent necessary to avoid imposition of the excise tax.
G.As a condition to receiving the payments and benefits set forth in this Agreement, Employee must sign a separation agreement and release of claims (a “Release”) in the form provided by the Trust and any revocation periods applicable to the Release must have expired within sixty (60) days following the Employee’s date of termination. For the avoidance of doubt, if Employee does not sign the Release in a manner in which it becomes irrevocable on or within sixty (60) days following the date of termination or if Employee signs but later revokes the Release, the Employee will not be entitled to any payments under this Agreement.
3.No Mitigation. If a Change in Control occurs while Employee is employed by the Trust, and Employee’s employment is involuntarily terminated as a result of the Change in Control, Employee shall have no obligation to seek other employment in order to mitigate the payment of the Termination Benefits described in Section 2 hereunder.
4.Code Section 409A. It is intended that this Agreement and the payments hereunder will, to the fullest extent possible, be exempt from Code Section 409A, and the Agreement shall be interpreted to that end to the fullest extent possible. In this regard, it is intended that, to the extent possible, the maximum amount of severance pay possible be exempt from Code Section 409A as separation pay upon involuntary separation from service under Treas. Regs. Section 1.409A-1(b)(9)(iii). However, to the extent that any payment or benefit (or portion thereof) provided pursuant to this Agreement is determined to be subject to Code Section 409A, this Agreement shall be interpreted in a manner that complies with Code Section 409A to the fullest extent possible. If payment or provision of any amount or benefit hereunder at the time specified in this Agreement would subject such amount or benefit to any tax under Code Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or the provision of such amount or benefit could be made without incurring such tax (including paying any severance that is delayed in a lump sum upon the earliest possible payment date which is consistent with Code Section 409A). A termination of employment shall not be deemed to have occurred for purposes of this Agreement, unless such termination is also a “separation from service” within the meaning of Code Section 409A. For purposes of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean such “separation from service.” Notwithstanding anything to the contrary in this Agreement, if at the time of Employee’s separation from service from the Trust, the Trust has shares which are publicly-traded on an established securities market and Employee is a “specified employee” within the meaning of Code Section 409A, then no payment, compensation, benefit or entitlement payable or provided to the Employee in connection with his separation from service that is determined, in whole or in part, to constitute a payment of nonqualified deferred compensation within the meaning of Code Section 409A shall be paid or provided to Employee before the earlier of (A) Employee’s death or (B) the day that is six (6) months after the date of his separation from service date (the “New Payment Date”). The aggregate of any payments, compensation, benefits and entitlements that otherwise would have been paid to Employee during the period between the date of his separation from service date and the New Payment Date shall be paid to Employee in a lump sum on such New Payment Date. Thereafter, any payments, compensation, benefits and entitlements that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. With regard to any provision herein that provides for reimbursement of expenses that are not excluded from Employee’s taxable income and are nonqualified deferred compensation subject to Section 409A, then except as otherwise permitted by Section 409A (i) the right to reimbursement shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made, as soon as practicable, but in any case on or before the last day of Employee’s taxable year following the taxable year in which the expense was incurred. For purposes of Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
5.Limitations of Agreement. Nothing in this Agreement shall be construed to require the Trust or its successor owner to continue to employ Employee for any definite period of time. Either Employee or the Trust may terminate the employment relationship at any time with or without cause, unless otherwise expressly required by law or contract, and provided that the terms of this Agreement are observed.
6.Arbitration. Any dispute or controversy arising under or in connection with this Agreement which cannot be resolved informally by the parties shall be submitted to arbitration and adjudicated in Washington, D.C. pursuant to the commercial rules (single arbitrator) of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding on all parties hereto. Each party shall bear its own costs in any arbitration proceeding held hereunder and the parties shall share the costs of the arbitrator.
7.Severability. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed, or if any such provision is held invalid or unenforceable by a court of competent jurisdiction or an arbitrator, such provision shall be deleted from this Agreement and the Agreement shall be construed to give full effect to the remaining provisions thereof.
8.Governing Law. This Agreement shall be interpreted, construed and governed according to the laws of the District of Columbia, without regard to the principles of conflicts of law thereof.

9.Assignability. Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of the other. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.
10.Entire Agreement. This Agreement contains and represents the entire agreement of the parties and supersedes all prior agreements, representations or understandings, oral or written, express or implied, with respect to the subject matter hereof, which are hereby terminated and of no further force or effect. This Agreement may not be modified or amended in any way unless in a writing signed by both parties.
11.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original and together which shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

EMPLOYEE	ELME COMMUNITIES
By: __________________ Name: [NAME] Title: [TITLE] Date: [●], 20[●]	By: __________________ Name: [NAME] Title: [TITLE] Date: [●], 20[●]

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